Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Grupo Vasconia, S.A.B.

We consent to the incorporation by reference in the registration statements No. 333-105382, 333-146017, 333-162734, 333-186208, 333-208961, 333-221613 and 333-226666 on Forms S-8 of Lifetime Brands, Inc., of our report dated March 15, 2018, with respect to the consolidated statements of financial position of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) as of December 31, 2017, and the related consolidated statements of comprehensive income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2017 and the related notes, not included herein, which report appears in the December 31, 2018 annual report on Form 10-K of Lifetime Brands, Inc.

Our report dated March 15, 2018 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the consolidated financial statements of the Company.

KPMG Cardenas Dosal, S.C.

/s/ Erick G. Aguilar

Erick G. Aguilar

Mexico City, Mexico

March 13, 2019.